Exhibit 10.1

Robert Springer

1204 Sunnyfield Lane

Scotch Plains, New Jersey

07076

April 27, 2011

Dear Robert:

We are pleased to extend to you this offer of employment as Senior Vice President — Acquisitions with Sunstone Hotel Investors, Inc. (“Company”) located in Aliso Viejo, California, beginning on or about May 31, 2011. Your responsibilities will be those typically required of a head of acquisitions for a lodging REIT, including oversight of all facets of the Company’s acquisition and disposition programs, as well as involvement in the development and execution of the Company’s strategic and annual business plans.

Initially, you will report directly to Ken Cruse, President, and Bob Alter, Executive Chairman. Upon the Company naming a Chief Executive Officer, you will report directly to the Chief Executive Officer. We believe that you will be successful in your role as Senior Vice President — Acquisitions, and we expect, subject to your attainment of pre-determined personal goals, that following a reasonable timeframe of approximately 24 months, the Compensation Committee and Board of Directors would consider your eligibility for promotion to Executive Vice President — Chief Investment Officer.

Upon hiring, your bi-weekly base compensation will be $10,961.54 which equates to $285,000 on an annualized basis.  Your base pay compensation will be reviewed each year beginning in February 2012 in connection with a documented performance review.  If such review results in a recommendation for an increase in base pay, any such increase would be based on the Sunstone pay increase grid currently in effect at that time.

Beginning in 2011 for review in February 2012, you will be eligible to participate in the Sunstone Employee Incentive Program. Half of your potential bonus (50%) will be based on Company performance (which is applicable to all eligible employees and officers), and the remaining half (50%) will be based on your individual performance. The Sunstone Bonus Program is intended to reward and encourage performance through the bonus payment date.  As such, in order to earn a bonus under the Bonus Program, you must continue to be employed through the date that payments under the Bonus Program are made.  If your employment is terminated by you or the Company prior to such payment, you will not have the right to receive any portion of a potential bonus (other than as set forth in the TCCA (as defined below)).  Pursuant to the details set forth on Exhibit A, you will have specific incentive thresholds based upon the Senior Vice President level from and following your date of hire in 2011 for review in February 2012. Beginning in 2012 for review in February 2013, you will have specific incentive thresholds based on an Interim Senior Vice President / Executive Vice President level, with such change in incentive thresholds subject to satisfactory performance of all job responsibilities and approval by the Company’s Compensation Committee and Board of Directors. For purposes of clarity, in connection with an approved change in your specific performance thresholds beginning in 2012, half of your potential bonus (50%) will be based on Company performance, and the remaining half (50%) will be based on your individual performance. To the extent your actual date of hire for full-time employment with the Company is on or before June 1, 2011, the Company will agree to calculate your cash bonus for the calendar year 2011 utilizing seventy-five percent (75%) of your annualized base salary of $285,000 rather than your actual base salary earnings in 2011.

Upon your date of hire, subject to approval by the Company’s Compensation Committee and Board of Directors, you will be eligible to receive a restricted stock award for Sunstone common stock totaling $750,000 (“Initial RSA”). If approved, the Initial RSA will vest in five equal annual installments of 20%, with the first 20% vesting on February 17, 2012.  In order for each annual vesting to occur, you must be actively employed by the Company on each of the annual vesting dates (otherwise, except in the case of a termination without Cause or for Good Reason (as set forth in the TCCA), you will forfeit the unvested portion of the stock award); provided, however, that you will be entitled to retain any dividends theretofore paid to you in respect of the Initial RSA (or any other restricted stock or similar award), whether vested or unvested at the time the dividends were paid.  Notwithstanding the above, if you are terminated without Cause or you terminate your employment for Good Reason (in each case, as set forth in the TCCA) prior to the vesting of all tranches of the Initial RSA, all of the remaining unvested portion of the Initial RSA shall vest upon termination. Furthermore, if you are terminated without Cause or you terminate your employment for Good Reason (in each case, as set forth in the TCCA) and at such time, the implied value of the Initial RSA (calculated using the closing market price of the Company’s common stock on the New York Stock Exchange as of the termination date) is worth less than $500,000, the Company will pay the difference between $500,000 and the calculated value of the Initial RSA on the termination date to you in cash.

You will be entitled to receive a reimbursement in the amount of your actual, documented expenses associated with your relocation to California. Included within your documentation, you will be required to provide Sunstone accounting no later than December 31, 2011 with your allocation of the documented expenses which are eligible and ineligible moving expenses for tax deduction purposes pursuant to IRS regulations. The aggregate amount of the reimbursement shall be no greater than $200,000.  Upon request, the Company will consider an extension to the time period for submitting documentation for reimbursement beyond the December 31, 2011 date.

Pursuant to the details set forth in Exhibit B, you will enter into a Termination and Change in Control Agreement (the “TCCA”) and an Indemnity Agreement upon your date of hire with the Company. The Company will reimburse you for your legal costs in reviewing these agreements up to a maximum amount of $5,000.

Effective on June 1, 2011, the first day of the month following your date of hire, you will be eligible to participate in the Company’s health, dental, life, vision, accidental death and dismemberment and disability plans, subject to the terms, conditions, and limitations contained in the applicable plan documents and insurance policies.  Further information regarding the plan will be provided to you.  In addition, on December 1, 2011, the first day of the month following the completion of sixth months’ of employment, you will be eligible to participate in the Company’s 401(k) program.  Subject to applicable IRS regulations, Sunstone contributes three percent (3.0%) of your actual annual base compensation in each calendar year (exclusive of any bonuses, incentives or other amounts received during the year) to your 401(k) account.  Notwithstanding the above, if your date of hire is in May 2011, you will be eligible to participate in the Company’s benefit plans effective June 1, 2011, and you will be eligible to participate in the Company’s 401(k) program effective December 1, 2011.

Upon hiring, you will accrue vacation at a rate of twenty (20) days per year.  Our interest is that all associates take their accrued vacation time as needed in accordance with our current vacation policy, appropriate business patterns and prior approval from your supervisor.  Our vacation policy currently allows a vacation accrual bank up to 1.5 times the current vacation accrual rate at which time it is capped from any future accruals until earned vacation time has been taken to lower the bank below the 1.5 accrual rate.

Robert, all associates of Sunstone, even those assuming a new position within the Company, start with an initial employment period of three (3) months, at which point a performance review will be conducted.

This offer is conditional upon (a) completing the Sunstone Application for Employment and (b) producing documents to establish your identity and status as a citizen of the United States.

As with most companies, employment with Sunstone is at the mutual consent of each employee and the Company. Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding, employees and the Company retain the right to terminate the employment relation at will, at any time, with or without cause (subject to your rights above and set forth in the TCCA).  Please note that no individual, other than the President or CEO of Sunstone Hotel Investors, Inc., has the authority to make any contrary agreement or representation.  Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

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Robert, as confirmation of this employment offer, please sign below and return it to the Company for our files. On behalf of the Sunstone team, we are excited to have you join the Sunstone team, and we look forward to seeing you here in California.

Very truly yours,

/s/ Kenneth E. Cruse
Kenneth E. Cruse
President

This will acknowledge my acceptance of this offer of employment.

By:	/s/ Robert Springer	Date:	4/28/2011

Exhibit A

Performance Incentive Thresholds

Year 2011 Incentive Program Metrics

	Threshold	Target	High	Superior

Senior Vice President Level - Cash Bonus	50%	75%	85%	100%

Senior Vice President Level - Stock Bonus	100%	125%	150%	200%

Year 2012 Incentive Program Metrics

	Threshold	Target	High	Superior

Interim SVP / EVP Level - Cash Bonus	50%	75%	105%	125%

Interim SVP / EVP Level - Stock Bonus	100%	137.5%	175%	225%

Exhibit B

Change In Control Agreement / Indemnity Agreement